UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 16, 2005
HEI, Inc.
(Exact name of Registrant as Specified in Charter)

Minnesota	0-10078	41-0944876

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

PO Box 5000, 1495 Steiger Lake Lane, Victoria, Minnesota 55386
(Address of Principal Executive Offices, including Zip Code)

(952) 443-2500
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     To the extent any of the agreements described in Item 8.01 are considered a material agreement or a material amendment to a material agreement, the information in Item 8.01 is incorporated by reference into this Item 1.01.
ITEM 8.01. OTHER EVENTS
     On August 16, 2005, the Compensation Committee of the Board of Directors (the “Board”) discussed an analysis that had been prepared regarding the changing roles of directors and a survey of compensation paid to directors. As a result of these discussions, the Compensation Committee recommended for approval by the Board the adoption of a new compensation structure for the non-employee members of the Board. At the Board meeting held on August 16, 2005, the Board approved the following actions, effective September 1, 2005.
•	Elimination of the Special Committee of the Board of Directors.

•	Revision of the compensation of non-employee directors to include an annual retainer of $32,500 and committee participation fees. Members of the Audit Committee will receive an annual fee of $5,000, members of the Compensation Committee will receive an annual fee of $2,500 and members of the Governance Committee will receive an annual fee of $2,500. The Chairman of the Audit and Compensation Committees will receive an additional annual fee of $2,500. The Chairman of the Board will also receive an additional annual fee of $2,500. All amounts to be paid quarterly in arrears.

•	All non-employee members of the Board of Directors will receive options to purchase 10,000 shares of common stock on the date of the Company’s annual meeting of shareholders. The exercise price of the stock options will be equal to the closing price of the Company’s Common Stock on that date. Newly elected members of the Board will receive a one-time grant of 20,000 stock options. Options granted have a ten year life and will become exercisable in accordance with terms to be determined by the Board of Directors.
(c) Exhibits
     None

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEI, INC.
Dated: August 22, 2005	By /s/ Timothy Clayton
Timothy Clayton
Its: Chief Financial Officer